Exhibit 99.3

INTERNATIONAL FLAVORS & FRAGRANCES INC. UNAUDITED PRO-FORMA CONSOLIDATED INCOME STATEMENT

(Dollars in thousands)

2003	Quarter-to-date			Year-to-date
1st Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$466,224	$--	$466,224
Cost of goods sold	270,447	--	270,447

Gross margin on sales	195,777	--	195,777
Research &development	38,962	--	38,962
Selling and administrative	76,115	--	76,115
Amortization	3,158	--	3,158

	77,542	--	77,542
Restructuring and other charges	(20,389)	--	(20,389)
Interest expense	(8,113)	--	(8,113)
Other income (expense), net	(2,526)	--	(2,526)

Pretax income	46,514	--	46,514
Income taxes	14,497	--	14,497

Net Income	$32,017	$--	$32,017

2nd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$482,611	$--	$482,611	$948,835	$--	$948,835
Cost of goods sold	275,235	--	275,235	545,682	--	545,682

Gross margin on sales	207,376	--	207,376	403,153	--	403,153
Research & development	38,897	--	38,897	77,859	--	77,859
Selling and administrative	72,888	--	72,888	149,003	--	149,003
Amortization	3,158	--	3,158	6,316	--	6,316

	92,433	--	92,433	169,975	--	169,975
Restructuring and other charges	(6,715)	--	(6,715)	(27,104)	--	(27,104)
Interest expense	(7,957)	--	(7,957)	(16,070)	--	(16,070)
Other income (expense), net	(2,371)	--	(2,371)	(4,897)	--	(4,897)

Pretax income	75,390	--	75,390	121,904	--	121,904
Income taxes	23,992	--	23,992	38,489	--	38,489

Net Income	$51,398	$--	$51,398	$83,415	$--	$83,415

3rd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$480,886	$7,412	$473,474	$1,429,721	$7,412	$1,422,309
Cost of goods sold	278,191	5,272	272,919	823,873	5,272	818,601

Gross margin on sales	202,695	2,140	200,555	605,848	2,140	603,708
Research & development	39,184	152	39,032	117,043	152	116,891
Selling and administrative	75,638	456	75,182	224,641	456	224,185
Amortization	3,158	--	3,158	9,474	--	9,474

	84,715	1,532	83,183	254,690	1,532	253,158
Restructuring and other charges	(3,916)	--	(3,916)	(31,020)	--	(31,020)
Interest expense	(6,532)	--	(6,532)	(22,602)	--	(22,602)
Other income (expense), net	446	--	446	(4,451)	--	(4,451)

Pretax income	74,713	1,532	73,181	196,617	1,532	195,085
Income taxes	23,642	517	23,125	62,131	517	61,614

Net Income	$51,071	$1,015	$50,056	$134,486	$1,015	$133,471

4th Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$471,799	$18,923	$452,876	$1,901,520	$26,335	$1,875,185
Cost of goods sold	268,583	15,049	253,534	1,092,456	20,321	1,072,135

Gross margin on sales	203,216	3,874	199,342	809,064	6,014	803,050
Research & development	42,243	530	41,713	159,286	682	158,604
Selling and administrative	84,310	1,333	82,977	308,951	1,789	307,162
Amortization	3,158	--	3,158	12,632	--	12,632

	73,505	2,011	71,494	328,195	3,543	324,652
Restructuring and other charges	(11,401)	--	(11,401)	(42,421)	--	(42,421)
Interest expense	(5,875)	--	(5,875)	(28,477)	--	(28,477)
Other income (expense), net	(986)	--	(986)	(5,437)	--	(5,437)

Pretax income	55,243	2,011	53,232	251,860	3,543	248,317
Income taxes	17,132	641	16,491	79,263	1,158	78,105

Net Income	$38,111	$1,370	$36,741	$172,597	$2,385	$170,212

NOTE: Income taxes for the businesses disposed of was calculated using the full year corporate effective tax rate.